SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSAMERICA PARTNERS FUNDS GROUP

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TRANSAMERICA PARTNERS FUNDS GROUP

Supplement to the Proxy Statement/Prospectus dated November 28, 2016

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Transamerica Partners Government Money Market

The Proxy Statement/Prospectus asked you to vote on the proposed reorganization of your fund, Transamerica Partners Government Money Market, a series of Transamerica Partners Funds Group (the “Target Fund”), into Transamerica Government Money Market, a series of Transamerica Funds (the “Destination Fund”). Despite multiple solicitations by the Target Fund, many Target Fund shareholders failed to vote on the proposed reorganization which prevented the proposal from being approved. Only a very small percentage (approximately 1.3%) of the Target Fund’s outstanding shares voted against the proposed reorganization.

The Board of Trustees of your Target Fund recently considered and approved the reorganization of the Target Fund into the Destination Fund based on terms that differ in certain respects from those described in the Proxy Statement/Prospectus. The Board, after careful consideration of various factors, including the updated terms of the reorganization, determined that the reorganization is in the best interest of your Target Fund and will not dilute the interests of the existing holders of your Target Fund. Under the revised terms of the reorganization, the reorganization may occur without shareholder approval. As a result, shareholder approval of the reorganization is no longer being sought. Key changes from the terms described in the Proxy Statement/Prospectus are as follows:

•	The management fee paid to TAM by the Destination Fund following the reorganization will be reduced as follows to align with the management fee paid by the Target Fund: 0.25% of the first $1 billion; 0.24% over $1 billion up to $3 billion; and 0.23% in excess of $3 billion (the Proxy Statement/Prospectus contemplated a management fee for the Destination Fund of: 0.28% of the first $1 billion; 0.27% over $1 billion up to $3 billion; and 0.26% in excess of $3 billion).

•	Target Fund shareholders will receive Class R2 shares of the Destination Fund in the reorganization instead of Class R shares as originally proposed. Class R shares have been renamed Class R2 shares are now subject to: (1) a Rule 12b-1 fee of 0.25% (the Rule 12b-1 fee was 0.50% for Class R shares); (2) a sub-transfer agency fee of $11 per account, payable by Class R2 shares to Transamerica Retirement Services for retirement plan recordkeeping services (Class R shares were not subject to a direct sub-transfer agency fee); and (3) no transfer agency fee (the transfer agency fee was $21.00 per open account for Class R shares).

As a result of the changes above, Class R2 shares are expected to have a lower expense ratio than the Class R shares described in the Proxy Statement/Prospectus.

The Target Fund is expected to reorganize into the Destination Fund on or about October 13, 2017.

This supplement is being provided for informational purposes only. You are not being asked to vote.

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Investors Should Retain this Supplement for Future Reference

August 10, 2017